EXHIBIT 21.1

Subsidiaries of the Registrant

Name of Subsidiary State of Organization

California Cider Co., Inc California

Girard Winery LLC California

Grove Acquisition LLC California

Meier’s Wine Cellars, Inc. Ohio

Meier’s Wine Cellars Acquisition, LLC Delaware

Mildara Blass Inc., California

Sabotage Wine Company, LLC California

Splinter Group Napa, LLC California

Thames America Trading Company Ltd. California

Vinesse, LLC, California

VWE Captive, LLC, Nevada

Vintage Wine Estates, Inc California